                                                                   Exhibit 10.47

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           MISSION BROADCASTING, INC.

                                       AND

                           LIN TELEVISION CORPORATION,

                        TVL BROADCASTING OF ABILENE, INC.

                                       AND

                           ABILENE BROADCASTING, LLC,

                                   DATED AS OF

                                December 13, 2002

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

SECTION 1 -     DEFINITIONS............................................    1

   1.1       CERTAIN DEFINED TERMS.....................................    1
   1.2       RULES OF CONSTRUCTION.....................................    1
   1.3       SECTIONS..................................................    2

SECTION 2 -     PURCHASE AND SALE......................................    2

   2.1       PURCHASE AND SALE OF THE ASSETS...........................    2
   2.2       EXCLUDED ASSETS...........................................    3
   2.3       PURCHASE PRICE............................................    3
   2.4       PRORATIONS AND ADJUSTMENTS AT CLOSING.....................    4
   2.5       ADJUSTMENT................................................    5
   2.6       ASSUMPTION OF LIABILITIES AND OBLIGATIONS.................    6
   2.7       ALLOCATION OF PURCHASE PRICE..............................    7

SECTION 3 -     REPRESENTATIONS AND WARRANTIES OF LIN..................    8

   3.1       ORGANIZATION, QUALIFICATION AND AUTHORITY..................   8
   3.2       AUTHORIZATION AND BINDING OBLIGATION.......................   8
   3.3       ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS................   9
   3.4       FCC LICENSES...............................................   9
   3.5       GOOD TITLE CONVEYED.......................................   10
   3.6       CONDUCT OF BUSINESS IN THE ORDINARY COURSE................   10
   3.7       ASSETS OF THE BUSINESS....................................   11
   3.8       REAL PROPERTY.............................................   11
   3.9       TANGIBLE PERSONAL PROPERTY................................   12
   3.10      NON-INFRINGEMENT..........................................   12
   3.11      CONTRACTS; NO DEFAULT.....................................   12
   3.12      LITIGATION................................................   12
   3.13      COMPLIANCE WITH LAWS......................................   13
   3.14      NO BROKER.................................................   13
   3.15      TRANSACTIONS WITH AFFILIATES..............................   13
   3.16      INSURANCE.................................................   13
   3.17      PERSONNEL.................................................   13
   3.18      BANKRUPTCY................................................   13
   3.19      ENVIRONMENTAL.............................................   14
   3.20      TAXES.....................................................   14
   3.21      FINANCIAL STATEMENTS......................................   14
   3.22      NO OTHER REPRESENTATIONS AND WARRANTIES...................   14

SECTION 4 -     REPRESENTATIONS AND WARRANTIES OF BUYER................   15

   4.1       ORGANIZATION, STANDING AND AUTHORITY......................   15
   4.2       AUTHORIZATION AND BINDING OBLIGATION......................   15
   4.3       ABSENCE OF CONFLICTING AGREEMENTS AND REQUIRED CONSENTS...   15
   4.4       BUYER QUALIFICATIONS......................................   16

   4.5       LITIGATION................................................   16
   4.6       BANKRUPTCY................................................   16
   4.7       NO BROKER.................................................   16
   4.8       DISCLAIMER................................................   16

SECTION 5 -     OPERATION OF THE STATIONS PRIOR TO CLOSING.............   16

   5.1       GENERALLY.................................................   16
   5.2       ACCESS TO INFORMATION.....................................   19
   5.3       INSURANCE.................................................   19
   5.4       FINANCIAL INFORMATION.....................................   19
   5.5       UPDATED SCHEDULES.........................................   19
   5.6       NOTICE OF CERTAIN MATTERS.................................   20
   5.7       NOTICE OF PROCEEDINGS.....................................   20
   5.8       ACCESS TO BOOKS AND RECORDS...............................   20
   5.9       FURTHER ASSURANCES........................................   20
   5.10      EMPLOYEES.................................................   20
   5.11      WELFARE PLANS.............................................   20
   5.12      PAST SERVICE CREDIT.......................................   21
   5.13      WARN ACT..................................................   21
   5.14      RECEIPTS AND DISBURSEMENTS................................   21

SECTION 6 -     SPECIAL COVENANTS AND AGREEMENTS.......................   21

   6.1       FCC CONSENT...............................................   21
   6.2       THIRD PARTY CONSENTS......................................   22
   6.3       CONFIDENTIALITY...........................................   22
   6.4       COOPERATION...............................................   23
   6.5       CONTROL OF THE STATIONS...................................   23
   6.6       LOCAL MARKETING AGREEMENT.................................   23
   6.7       RELEASE OF LIENS..........................................   23
   6.8       REAL ESTATE MATTERS.......................................   23

SECTION 7 -     CONDITIONS TO OBLIGATIONS OF BUYER AND LIN.............   24

   7.1       CONDITIONS TO OBLIGATIONS OF EACH PARTY...................   24
   7.2       CONDITIONS TO OBLIGATIONS OF BUYER........................   24
   7.3       CONDITIONS TO OBLIGATIONS OF LIN..........................   25

SECTION 8 -     CLOSING AND CLOSING DELIVERIES.........................   26

   8.1       CLOSING...................................................   26
   8.2       CLOSING PLACE.............................................   26
   8.3       DELIVERIES BY LIN.........................................   26
   8.4       DELIVERIES BY BUYER.......................................   27

SECTION 9 -     TERMINATION............................................   28

   9.1       TERMINATION OF AGREEMENT..................................   28
   9.2       PROCEDURE AND EFFECT OF TERMINATION.......................   29
   9.3       ATTORNEYS' FEES...........................................   30

SECTION 10 -    SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                INDEMNIFICATION; CERTAIN REMEDIES......................   30

   10.1      SURVIVAL..................................................   30
   10.2      INDEMNIFICATION BY LIN....................................   31
   10.3      INDEMNIFICATION BY BUYER..................................   32
   10.4      PROCEDURE FOR INDEMNIFICATION.............................   33
   10.5      REMEDIES UNDER LOCAL MARKETING AGREEMENT..................   34

SECTION 11 -    MISCELLANEOUS..........................................   34

   11.1      FEES AND EXPENSES.........................................   34
   11.2      NOTICES...................................................   34
   11.3      BENEFIT AND BINDING EFFECT................................   35
   11.4      FURTHER ASSURANCES........................................   35
   11.5      GOVERNING LAW.............................................   36
   11.6      WAIVER OF COMPLIANCE; CONSENTS............................   36
   11.7      SPECIFIC PERFORMANCE......................................   36
   11.8      SEVERABILITY..............................................   36
   11.9      SCHEDULES, EXHIBITS AND OTHER AGREEMENTS..................   36
   11.10     ENTIRE AGREEMENT..........................................   36
   11.11     COUNTERPARTS..............................................   37

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement"), made as of this 13th day of December, 2002, is by and between TVL Broadcasting of Abilene, Inc., a Delaware corporation (the "Operating Seller"), Abilene Broadcasting, LLC, a Delaware limited liability company (the "License Seller" and, together with Operating Seller, "Sellers" and each a "Seller"), and, LIN Television Corporation, a Delaware corporation ("LIN Television" and, together with Sellers, "LIN"), and Mission Broadcasting, Inc., a Delaware corporation ("Buyer").

                                R E C I T A L S:

        WHEREAS, each of Operating Seller and License Seller is a wholly-owned subsidiary of TVL Broadcasting, Inc., which in turn is a wholly-owned subsidiary of LIN Television;

        WHEREAS, the Operating Seller is the owner of all of the assets (other than the FCC Licenses) used in the operation of the television stations KRBC-TV, Abilene, Texas, and KACB-TV, San Angelo, Texas (together the "Stations" and each individually a "Station");

        WHEREAS, LIN desires to sell, and Buyer desires to purchase, all of the assets in respect of the Stations, including the FCC Licenses, as more fully described, and on the terms and subject to the conditions, set forth herein; and

        WHEREAS, simultaneous with the execution of this Agreement, LIN and Buyer are entering into a local marketing agreement (the "Local Marketing Agreement"), pursuant to which Buyer will provide programming to the Stations and sell advertising time related to such programming, subject to the terms of the Local Marketing Agreement;

        NOW, THEREFORE, in consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, hereby agree as follows:

                             SECTION 1 - DEFINITIONS

        1.1 Certain Defined Terms. The terms set forth on Exhibit A hereto, as used in this Agreement, have the meanings set forth in Exhibit A.

        1.2 Rules of Construction. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references to "party" and "parties" shall be deemed references to parties to this Agreement unless the context shall otherwise require. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Except as specifically otherwise provided in this Agreement, a reference to a Section, the Schedules or any Exhibit is a reference to a Section of this Agreement or the Schedules or Exhibits hereto, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement. The terms "or" is used in its inclusive sense ("and/or"). All references to "Dollars" and "$" refer to the currency of the United States.

        1.3 Sections. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

                          SECTION 2 - PURCHASE AND SALE

        2.1     Purchase and Sale of the Assets.

                (a) Subject to the terms and conditions set forth in this Agreement, Operating Seller hereby agrees to transfer, convey, assign and deliver to Buyer on the Closing Date, and Buyer agrees to acquire, all of Operating Seller's right, title and interest in the tangible and intangible assets used or useful in the operation of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the Excluded Assets, the FCC Licenses and any assets disposed of between the date of this Agreement and the Closing Date in accordance with the provisions of this Agreement or the Local Marketing Agreement (such assets being conveyed being collectively referred to herein as the "Stations' Assets"), free and clear of any Lien, except for Permitted Liens, including the following:

                        (i)     the Tangible Personal Property;

                        (ii)    the Real Property;

                        (iii)   the Assumed Contracts;

                        (iv)    the Intangibles;

                        (v) all amounts payable to the Stations, if any, from the United States Copyright Office or such arbitral panels as may be appointed by the United States Copyright Office that relate to the period prior to the Effective Time and that have not been paid to Operating Seller as of the Effective Time;

                        (vi) all proprietary information, technical information and data, maps, computer discs and tapes, FCC logs, plans, diagrams, blueprints and schematics relating to the Stations' Business;

                        (vii) all books and records relating solely to the Stations' Business, including executed copies of the Assumed Contracts and account books of original entry and all records required by the FCC to be kept by the Stations;

                        (viii) all deposits and prepaid expenses of Operating Seller with respect to items that are prorated in Section 2.4 below (except as such relate to Excluded Assets);

                        (ix) equipment warranties to the extent transferable by Operating Seller;

                        (x)     Accounts Receivable; and

                        (xi) any and all of Operating Seller's right, title and interest in and to the assets of Operating Seller used by Operating Seller in connection with the development and production of television programming.

                (b) Subject to the terms and conditions set forth in this Agreement, License Seller hereby agrees to transfer, convey, assign and deliver to Buyer on the Closing Date, and Buyer agrees to acquire, all of License Seller's right, title and interest in the FCC Licenses.

        2.2 Excluded Assets. The Assets shall not include the following (the "Excluded Assets"):

                (a) cash, cash equivalents and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances and rights in and to bank accounts, Treasury bills and marketable securities and other securities of LIN;

                (b) contracts of insurance and insurance plans and the assets thereof, promissory notes, amounts due from employees, bonds, letters of credit or other similar items and any cash surrender value in regard thereto;

                (c) tangible personal property disposed of or consumed in compliance with this Agreement or the Local Marketing Agreement between the date of this Agreement and the Closing Date;

                (d) any legal claims, suits, judgments or proceedings of LIN with respect to transactions and events occurring prior to the Closing Date and all claims for refunds of monies paid to any governmental agency and all claims for copyright royalties for broadcast prior to the Closing Date;

                (e) Contracts that are not Assumed Contracts, including those listed on Schedule 2.2(e) (the "Excluded Contracts");

                (f) any of LIN's corporate records and other books and records that pertain to internal corporate matters of LIN and any of LIN's account books of original entry with respect to the Stations and all original accounts, checks, payment records, Tax records and other similar books, records and information of LIN relating to LIN's operation of the Stations' Business and the Assets prior to Closing; and

                (g) any and all assets and property located at the offices of Operating Seller outside of the State of Texas or at the offices of LIN Television or any of LIN Television's Affiliates (other than Operating Seller and License Seller) that are used or useful in connection with various general and administrative, accounting, legal, human resources, sales, marketing, engineering and other services provided to Operating Seller or License Seller.

        2.3 Purchase Price. In consideration for the sale of the Assets pursuant to the terms and subject to the conditions hereof, Buyer shall pay to LIN by wire transfer of immediately available funds (in accordance with wire transfer instructions provided by LIN) the Purchase Price, which will be paid as follows:

                (a) On or before the Commencement Date, Buyer shall pay to LIN an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Initial Payment").

                (b) At the Closing, Buyer shall pay to LIN an amount equal to the difference between (i) Ten Million Dollars ($10,000,000.00) (the "Purchase Price"), subject to appropriate adjustment as provided in Section 2.4 hereof, and (ii) the amount of the Initial Payment.

        2.4     Prorations and Adjustments at Closing.

                (a) All prepaid or deferred revenue, prepaid expenses, accrued income and accrued expenses of the Stations, except as otherwise expressly provided herein or in the Local Marketing Agreement, shall be adjusted and allocated between Sellers and Buyer to reflect the principle that all revenue, income and expenses (including accrued liabilities for vacation pay, sick leave, compensatory pay and similar amounts due to any Employees, and amounts that may become payable in respect of unlicensed software, regardless of whether Sellers normally accrue such amounts) arising from the operation of the Stations or relating to the Assets before the Commencement Time shall be for the account of Sellers, and all revenue, income and expenses arising from the operation of the Stations or relating to the Assets from and after the Commencement Time shall be for the account of Buyer. Any and all rebates which, under any agreement in effect as of the Commencement Time, may be payable after such time to any advertiser or other user of the Stations' facilities, based in part on business, advertising or services provided prior to the Commencement Time, shall be borne by Sellers and Buyer ratably in proportion to revenues received, volume of business done or services rendered by each party during the applicable period. Any and all agency commissions which are subject to adjustment after the Commencement Time based on revenue, volume of business done or services rendered by each party in part before the Commencement Time and in part after the Commencement Time shall be shared by Sellers, on the one hand, and Buyer, on the other hand, ratably in proportion to the revenue, volume of business or services rendered, as the case may be, by each during the applicable period.

                (b) Notwithstanding any provision of Section 2.4(a) to the contrary, with respect to all Contracts relating to Program Rights (the "Program Contracts"), as between Sellers and Buyer:

                        (i) Sellers shall make all payments of license and usage fees pursuant to any Program Contract (the "Program Payments") to the extent such Program Payments become due and payable under the terms of the Program Contracts prior to the Commencement Time; and

                        (ii) Buyer shall make all Program Payments to the extent such Program Payments become due and payable under the terms of the Program Contracts on or after the Commencement Time.

                (c) To the extent not inconsistent with the express provisions of this Agreement or the Local Marketing Agreement, the allocations made pursuant to this Section 2.4 shall be made in accordance with generally acceptable accounting principles, consistently applied.

                (d) Notwithstanding anything else in this Section 2.4 to the contrary, any prorations and adjustments pursuant to Section 2.4(a) shall be subject to the following:

                        (i) There shall be no adjustment for, and LIN shall remain solely liable with respect to, any Excluded Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.7.

                        (ii) The parties acknowledge and agree that no adjustment shall be made with respect to any barter or trade agreements.

        2.5     Adjustment.

                (a) Not less than five (5) Business Days prior to the Closing Date, LIN shall deliver to Buyer its good faith estimate of the prorations and adjustments to be made with respect to the Purchase Price calculated in accordance with Section 2.4 hereof, including all estimated accrued liabilities (the "Preliminary Adjustment Statement").

                (b) Subject to the acceptance of the Preliminary Adjustment Statement by Buyer, which acceptance shall not be unreasonably withheld, conditioned or delayed, the Purchase Price payable at Closing will be adjusted by the amount of the prorations and adjustments estimated on the Preliminary Adjustment Schedule (the "Preliminary Adjustment Amount"). LIN shall, upon delivery of such Preliminary Adjustment Statement, permit Buyer and its representatives access to the accounting records and accountant work papers (if any) used in connection with the preparation of the Preliminary Adjustment Statement. The Preliminary Adjustment Statement shall be prepared in accordance with generally accepted accounting principles, consistently applied.

                (c) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to LIN an itemized list of the final prorations and adjustments calculated in accordance with Section 2.4 (the "Closing Adjustment Statement"). The Closing Adjustment Statement shall include a description of the net amount payable by Buyer or LIN as an adjustment pursuant to Section 2.4 hereof (the "Closing Adjustment Amount"). The Closing Adjustment Statement shall be prepared in accordance with generally accepted accounting principles, consistently applied. Buyer shall, following such delivery and at the request of LIN, permit LIN and its representatives access to the accounting records and accountant work papers (if any) used in connection with the preparation of the Closing Adjustment Statement. In the event Buyer within such ninety (90) day period fails to deliver the Closing Adjustment Statement, the Preliminary Adjustment Amount shall be deemed to be the Closing Adjustment Amount, which amount shall be deemed to have been finally determined for purposes of Section 2.5(f) hereof.

                (d) Within thirty (30) days after the date the Closing Adjustment Statement is delivered to LIN, LIN shall complete its examination of the Closing Adjustment Statement and shall deliver to Buyer either (i) the written acknowledgement of its acceptance of the Closing Adjustment Statement and the Closing Adjustment Amount or (ii) a written report setting forth any proposed adjustments to the Closing Adjustment Statements or the Closing Adjustment Amount (the "Adjustment Report"). In the event LIN within such thirty
(30) day period fails to deliver the Adjustment Report, the Closing Adjustment Statements shall be deemed to be correct and the Closing Adjustment Amount to have been finally determined for purposes of Section 2.5(f) hereof.

                (e) In the event LIN and Buyer fail to agree on any or all of the proposed adjustments to the Closing Adjustment Amount contained in the Adjustment Report within thirty (30) days after Buyer receives the Adjustment Report and the net aggregate amount in dispute exceeds Twenty Five Thousand Dollars ($25,000.00), then either party may notify an independent certified public accounting firm as may be mutually agreed upon by the parties of the need for its services as an independent auditor and not for LIN or Buyer (the "Independent Auditor"). The Independent Auditor shall be instructed to make the final determination with respect to the correctness of the Closing Adjustment Statement in accordance with the terms and provisions of this Agreement within thirty (30) days after the submission thereof. The decision by the Independent Auditor as to the adjustments that should be made to the Closing Adjustment Statement (the "Final Adjustments") shall be final and binding on LIN and Buyer. Buyer and LIN shall share equally the costs and expenses of the Independent Auditor but each party shall bear its own legal and other expenses, if any. If the net aggregate amount in dispute is equal to or less than Twenty Five Thousand Dollars ($25,000.00), the dispute shall not be submitted to the Independent Auditor and no adjustment will be made to the Adjustment Report or the Closing Adjustment Amount.

                (f) The term "Final Adjustment Statement" shall mean the Closing Adjustment Statement delivered by Buyer pursuant to Section 2.5(c), as adjusted, if at all, pursuant to this Section 2.5, and the date on which the Final Adjustment Statement is finally determined pursuant to this Section 2.5(f) shall hereinafter be referred to as the "Adjustment Settlement Date."

                (g) LIN and Buyer will make appropriate payment necessary to true up the adjustment made at Closing with respect to the Preliminary Adjustment Amount based on the Final Adjustment Amount. Any payments required pursuant to this Section 2.5(g) shall be made by wire transfer of immediately available funds for credit to the recipient in accordance with wire transfer instructions provided by such recipient in writing (or by such other method of funds transfer as may be agreed upon by Buyer and LIN) within five (5) days of the Adjustment Settlement Date.

                (h) If either Buyer or LIN fails to pay when due any amount under this Section 2.5, interest on such amount will accrue from the date payment was due and be payable until paid at the per annum rate of the "prime rate" as published in the Money Rates column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) plus two percent (2%) and shall be payable upon demand.

        2.6     Assumption of Liabilities and Obligations.

                (a) As of the Effective Time, Buyer shall assume and undertake to pay, discharge and perform:

                        (i) any obligation or liability of LIN under the Assumed Contracts to the extent that the obligations and liabilities relate to the period after the Effective Time;

                        (ii) any liability or obligation to any Transferred Employee arising on or after the Effective Time;

                        (iii) any liability or obligation arising out of any litigation, proceeding or claim by any Person or entity relating to any of the Assets or the Stations' Business in connection with any events or circumstances that occur or arise on or after the Effective Time;

                        (iv) any severance or other liability arising out of the termination of any employee's employment with or by Buyer on or after the Effective Time;

                        (v) any duty, obligation or liability relating to any pension, 401(k) or other similar plan, agreement or arrangement provided by Buyer to any Transferred Employee on or after the Effective Time;

                        (vi) subject to the provisions of the Local Marketing Agreement, the Accounts Payable; and

                        (vii) one half of all state and local sales or use Taxes (or their equivalent) and transfer taxes or recording fees payable as a consequence of the sale of the Assets hereunder (all of the foregoing, together with other liabilities or obligations expressly assumed by Buyer hereunder, are referred to herein collectively as the "Assumed Liabilities").

                (b) Unless otherwise required pursuant to the Local Marketing Agreement, Assumed Liabilities shall not include any of the following:
(i) LIN's obligations under this Agreement or the Local Marketing Agreement;
(ii) any income taxes incurred by LIN prior to the Effective Time; (iii) any liabilities of LIN resulting from, or arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, claim or lawsuit related to any Assumed Contract for the period prior to the Effective Time; (iv) any obligations or liabilities under any Excluded Contract;
(v) any liability or obligation arising out of any litigation, proceeding or claim by any Person relating to the Stations' Business or any of the Assets in connection with any events or circumstances that occur or exist prior to the Effective Time; (vi) any indebtedness for borrowed money of LIN or credit agreements, note purchase agreements, indentures or other financing arrangements (other than any Assumed Contracts) of LIN; (vii) any obligations or liabilities arising out of the termination of the employment of any Employee by LIN prior to the Effective Time, the liabilities of LIN for accrued vacation time of any Employee (to the extent such vacation time has accrued prior to the Effective
Time) and any other duty, obligation or liability relating to any "employee benefit plans" (as defined in Section 3(3) of ERISA) provided by LIN to any employee of LIN prior to the Effective Time. Buyer shall perform all obligations arising out of the Assets (including the Assumed Contracts and the FCC Licenses) on or after the Closing Date; and (viii) one half of all state and local sales or use Taxes (or their equivalent) and transfer taxes or recording fees payable as a consequence of the sale of the Assets hereunder. LIN shall retain all liabilities of LIN not assumed by Buyer (the "Retained Liabilities").

        2.7 Allocation of Purchase Price. LIN shall appoint Bond & Pecaro to prepare, on behalf of LIN and Buyer, an allocation of the Purchase Price among the Assets (the "Allocation"), which Allocation shall be delivered in writing, together with reasonably detailed supporting documentation, no later than ten (10) days prior to the Closing Date. LIN and Buyer hereby agree that the Allocation shall be final and conclusive with respect to the allocation of the Purchase Price among the assets, and LIN and Buyer hereby further agree (a) to use the Allocation for all accounting, financial reporting and Tax purposes; (b) that any Tax Returns or other Tax information they may file or cause to be filed with any governmental agency or fiscal intermediary shall be prepared and filed in a manner consistent with such Allocation; and (c), in furtherance of the foregoing and to the extent required, they will each properly and timely file Form 8594 in accordance with Section 1060 of the Tax Code. All costs of preparing the Allocation shall be borne one half by Buyer and one half by LIN.

                SECTION 3 - REPRESENTATIONS AND WARRANTIES OF LIN

        LIN hereby represents and warrants to Buyer as follows, subject in each case to such exceptions as are set forth on the disclosure schedule of LIN attached hereto numbered and captioned to correspond to the specific representation or warranty to which such exception relates or as otherwise cross-referenced in such disclosure schedules:

        3.1     Organization, Qualification and Authority.

                (a) LIN Television is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. LIN Television has the requisite corporate power and authority to own and operate the property and assets owned and operated by it.

                (b) Operating Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business as a foreign corporation and is in good standing in the State of Texas. Operating Seller has the requisite corporate power and authority to own and operate the property and assets owned and operated by it.

                (c) License Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. License Seller has the requisite corporate power and authority to own and operate the property and assets owned and operated by it.

        3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the Local Marketing Agreement, and the consummation of the transactions contemplated hereby and thereby, by each of LIN Television, Operating Seller and License Seller have been duly and validly authorized by all necessary corporate action on the part of LIN Television, Operating Seller and License Seller. This Agreement and the Local Marketing Agreement and all of the documents and instruments contemplated hereby or thereby have been or will be duly executed and delivered by each of LIN Television, Operating Seller and License Seller and constitutes the legal, valid and binding obligation of each of LIN Television, Operating Seller and License Seller, enforceable against each of LIN Television, Operating Seller and License Seller in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

        3.3 Absence of Conflicting Agreements; Consents. Except as set forth in Schedule 3.3, subject to the receipt of the FCC Consent, neither the execution, delivery and performance by LIN Television, Operating Seller and License Seller of this Agreement or the Local Marketing Agreement nor the consummation by LIN Television, Operating Seller and License Seller of the transactions contemplated hereby or thereby does or will, with or without the giving of notice, the lapse of time, or both: (a) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any Governmental Authority or any other third party; (b) conflict with, result in a breach of, or constitute a default under, the organizational documents of LIN Television, License Seller or Operating Seller, or any Applicable Law applicable to LIN Television, License Seller or Operating Seller, or any material Contract to which LIN Television, License Seller or Operating Seller is bound and which relates to the ownership of the Assets or the operation of the Stations; (c) not result in the creation of any Lien on any of the Assets; (d) terminate, amend or modify, or give any Person the right to terminate, amend, modify, abandon or refuse to perform, any material Contract to which LIN Television, Operating Seller or License Seller is a party and which relates to the ownership of the Assets or the operation of the Stations; or (e) accelerate or modify, or give any Person the right to accelerate or modify, the time within which or the terms under which any duties or obligations, or any rights or benefits are to be conferred, under any material Contract to which LIN Television, Operating Seller or License Seller is a party and which relates to the ownership of the Assets or the operation of the Stations. None of LIN Television, Operating Seller or License Seller is a party to, or is bound by, any agreement or commitment that prohibits the execution and delivery by LIN Television, Operating Seller or License Seller of this Agreement or the consummation of the transactions by LIN Television, Operating Seller or License Seller contemplated hereby.

        3.4     FCC Licenses.

                (a) Schedule 3.4(a) identifies the FCC Licenses used in the operation of the Stations, and includes a complete list as of the date of this Agreement of all main station, translator, microwave, low power television, broadcast auxiliary and satellite earth station licenses (transmitting and receive-only) and the date on which each expires. Each FCC License is in full force and effect. License Seller is the authorized legal holder of the FCC Licenses. The FCC Licenses listed on Schedule 3.4(a) constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations, and policies of the FCC for, or used in, the business and operation of the Stations as currently operated. As of the date of this Agreement, except as set forth on Schedule 3.4(a), to LIN's Best Knowledge, the conduct of the Stations' Business and the operation of the Stations is in accordance with the FCC Licenses and all FCC rules, regulations and policies in all material respects. The digital television construction deadline for each of the Stations is November 1, 2002 and a request for extension of time to construct has been timely filed and is currently pending.

                (b) Schedule 3.4(b) sets forth a true and complete list as of the date of this Agreement of any and all material pending applications filed with the FCC by License Seller (other than the Assignment Application) with respect to the Stations, true and complete copies of which have been delivered by License Seller to Buyer.

                (c) Except as set forth on Schedule 3.12, and except for investigations or other proceedings affecting the television broadcasting industry generally, as of the date of this Agreement, LIN has no Knowledge of any pending or threatened investigation, by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or complaint by, before or with the FCC with respect to the Stations that would be reasonably expected to (i) impair or hinder the ability of LIN to perform its obligations under this Agreement or (ii) affect the business or operations of the Stations, in any material, adverse respect. To the Best Knowledge of LIN, as of the date of this Agreement, there are no facts, conditions or events relating to the License Seller that would disqualify the License Seller under the Communications Act or the existing rules, regulations and policies of the FCC as a licensee of the FCC Licenses, that would disqualify License Seller as the assignor of the FCC Licenses as provided in this Agreement or that would prevent the License Seller from consummating the transactions contemplated hereby within the times contemplated herein.

                (d) To LIN's Best Knowledge, as of the date of this Agreement, all material returns, reports and statements that the License Seller is required to file with the FCC or Federal Aviation Administration have been filed.

        3.5 Good Title Conveyed. Except as set forth on Schedule 3.5, LIN has good, valid and marketable title to all of the owned Assets and a valid leasehold interest in all of the leased Assets, free and clear of all Liens other than Permitted Liens, and complete and unrestricted power and the unqualified right to sell, transfer, assign, convey and deliver such title and leasehold interests to the Buyer, and upon consummation of the transactions contemplated by this Agreement Buyer will possess good, valid and marketable title to the owned Assets and a valid leasehold interest in the leased Assets, free and clear of all Liens other than Permitted Liens.

        3.6 Conduct of Business in the Ordinary Course. As of the date hereof, except as set forth in Schedule 3.6 hereto, the business of the Stations since the TVL Acquisition Date has been conducted in the ordinary course of business and LIN has not:


                (a) amended or terminated any contract or agreement which relates to the operation of the Stations, except in the ordinary course of business;

                (b) increased the compensation paid or payable to any of the Employees, except in the ordinary course of business;

                (c) received any notice from any of the sponsors of either Station as to such sponsor's intention not to conduct further business with such Station where the result of such failure to conduct business could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                (d) suffered any period of four (4) consecutive days or more during which either Station was off the air for any reason;

                (e) suffered any period of fifteen (15) consecutive days or more during with either Station operated at substantially reduced power;

                (f)     accelerated the collection of Accounts Receivable;

                (g) made any sale, assignment, lease or other transfer of any of the Assets other than obsolete assets no longer used in the operation of the Stations or other assets sold or disposed of in the normal and usual course of business with suitable replacements being obtained therefore;

                (h) suffered any extraordinary losses (whether or not covered by insurance) with respect to either Station, waived any extraordinary rights of value with respect to either Station or canceled any Debts owed to or claims held by LIN with respect to the Stations, except in the ordinary course of business;

                (i) suffered any material write-down of the value of any of the assets of either Operating Seller or License Seller or any material write-off as uncollectible of any of the accounts receivable of either License Seller or Operating Seller, except in the ordinary course of business;

                (j) suffered any material change in the financial condition of the License Seller or Operating Seller; or

                (k) incurred any liabilities or obligations other than liabilities and obligations incurred in the ordinary course of business and consistent with past practices.

        3.7 Assets of the Business. The Stations' Assets, together with the FCC Licenses and the Excluded Assets, comprise all of the assets necessary to conduct the Stations' Business and to operate the Stations as conducted and operated as of the date hereof.

        3.8     Real Property.

                (a) Except as described on Schedule 3.8, Operating Seller has good and marketable fee simple or leasehold interests, as applicable, in all Real Property, in each case free and clear of all Liens other than Permitted Liens.

                (b) No Lien on the Real Property materially interferes with the operation of the Stations as currently operated. Sellers have not received notice of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and to the Best Knowledge of LIN, no such action is presently contemplated or threatened. Sellers have not received any written notice from any insurance company of any defects or inadequacies in the Real Property, or any part thereof, which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof. Sellers have not received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requiring the performance of any repairs, alterations or other work with which compliance has not been made. There is no pending or, to the Best Knowledge of LIN, threatened governmental proceeding which would impair or curtail the access to and from completed, dedicated and accepted public roads which exists as of the Commencement Date.

                (c) Schedule 3.11 includes all leases and subleases pursuant to which any of Operating Seller's interest in any of the Real Property is leased or subleased to any Person other than Sellers. Except pursuant to such leases and subleases, to LIN's Best Knowledge there are no parties in possession of any portion of the Real Property other than Sellers, whether as lessees, tenants at will, trespassers or otherwise.

        3.9 Tangible Personal Property. Schedule 3.9 identifies all material personal property owned, leased or licensed by the Operating Seller as of the date hereof, identifying separately those items of personal property which are so owned, leased or licensed (other than inventory or other assets sold, consumed, expended or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, other than Permitted Liens. As of the date of this Agreement, neither the Operating Seller nor, to LIN's Best Knowledge, any other party is in default of any material provision of any lease of any such property.

        3.10 Non-Infringement. Schedule 3.10 contains a list of all material copyrights and trademarks held by Sellers. To LIN's Best Knowledge, neither Operating Seller nor License Seller is infringing upon, unlawfully using or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods or processes owned by any other Person. Neither Operating Seller nor License Seller has received any notice of any kind asserting or otherwise reflecting any such infringement, unlawful use or other adverse action.

        3.11    Contracts; No Default.

                (a) Schedule 3.11 includes a complete list as of the date of this Agreement of all Contracts related to the operation and conduct of the Stations except (i) Contracts with advertisers for production or the sale of advertising time on the Station for cash that may be canceled by Seller on not more than ninety (90) days notice, (ii) oral employment Contracts terminable at will without severance, and (iii) miscellaneous service Contracts terminable on not more than thirty (30) days notice without penalty or termination fee. LIN has furnished or made available to Buyer true and correct copies of all Contracts listed on Schedule 3.11, including all amendments, modifications and supplements thereto.

                (b) Except as set forth on Schedule 3.11, each Assumed Contract is a valid and binding obligation of the Operating Seller in accordance with its terms and is in full force and effect. As of the date hereof, except as otherwise disclosed on Schedule 3.11, neither the Operating Seller nor, to LIN's Best Knowledge, any other party to any Assumed Contract is in default under any such Assumed Contract. To LIN's Best Knowledge, no event has occurred which would, upon receipt of notice or passage of time, or both, constitute a default under any Assumed Contract.

        3.12 Litigation. Except as disclosed on Schedule 3.12, and except for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to LIN, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding or investigation, nor any order, decree, or judgment, in progress or pending or threatened to which License Seller, Operating Seller or LIN Television is a party or otherwise relating to either Station or the Assets which (a) questions or challenges the validity of this Agreement or any action taken or to be taken by LIN pursuant to this Agreement; or (b) could reasonably be expected to have a Material Adverse Effect.

        3.13 Compliance With Laws. As of the date hereof, except as disclosed on Schedule 3.13, the operation of the Stations' Business since the TVL Acquisition Date has been conducted in all material respects in accordance with all Applicable Law.

        3.14 No Broker. Neither LIN nor any other Person acting on behalf of LIN has incurred any liability for any finders' or brokers' fees or commissions in connection with this Agreement and the transactions contemplated hereby.

        3.15 Transactions with Affiliates. Except as provided on Schedule 3.15, neither Operating Seller nor License Seller is a party, directly or indirectly, to any contract where any Affiliate of LIN, or any officer, director, employee, proprietor, partner or shareholder of LIN is a party thereto, and no such Person has any interest in or right to any of the Assets.

        3.16 Insurance. Schedule 3.16 is a true and complete list of all insurance policies of Operating Seller with respect to the Stations. Operating Seller is not in default under any policy of insurance listed in Schedule 3.16 and each such policy is in full force and effect as of the date of this Agreement.

        3.17    Personnel.

                (a) Schedule 3.17(a) is a true and complete list of all of the employees of the Operating Seller employed in connection with the Stations' Business (the "Employees") as of the date of this Agreement, which list identifies the name of such employees, and the following compensation information with respect to each of them: (i) current annual base salary; and
(ii) accrued and unpaid vacation and sick leave time. Except as set forth on
Schedule 3.17(a) hereto, or as otherwise provided by Applicable Law, the employment of all Employees is terminable at will without any penalty or severance obligations incurred by the employer.

                (b) Except as disclosed on Schedule 3.17(b), Operating Seller is not a party to or subject to any labor agreements with respect to the Stations and no labor union or other collective bargaining unit represents or, to LIN's Best Knowledge, claims to represent any of the employees of the Stations, and there exists no organizational effort presently being made or, threatened by or on behalf of any labor union with respect to employees of the Stations. There is no and there has not been any labor dispute, grievance or controversy, pending, or to the Best Knowledge of LIN, threatened against Sellers relating to or affecting the business or operations of the Stations which could reasonably be expected to have Material Adverse Effect.

                (c) Except as set forth in Schedule 3.17(c), neither Seller has at any time maintained or been a party to or made contributions to any "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA or any "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, whether written or oral.

        3.18 Bankruptcy. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting LIN are pending or, to LIN's Best Knowledge, threatened, and LIN has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

        3.19    Environmental.

                (a) LIN has delivered or otherwise made available to Buyer true and correct copies of the most recent Phase I studies performed on behalf of Operating Seller with respect to the Real Property. Except as otherwise disclosed in such studies, to the Best Knowledge of LIN, Sellers have complied in all material respects with and are in compliance in all material respects with all Applicable Environmental Laws since the TVL Acquisition Date.

                (b) Sellers are not a party to any litigation or administrative proceeding and, to the Best Knowledge of LIN, nor is any litigation or administrative proceeding threatened against them, which in either case (i) asserts or alleges that Sellers violated any Applicable Environmental Laws, (ii) asserts or alleges that Sellers are required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials at the Real Property, or (iii) asserts or alleges that Sellers are required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by Sellers at any of the Real Property.

                (c) Operating Seller is not subject, as a result of its interest in the Real Property, to any judgment, order or citation related to or arising out of any Applicable Environmental Laws and has not been named or listed as a potentially responsible party by any Governmental Authority in any matter related to or arising out of any Applicable Environmental Laws.

        3.20 Taxes. There are no Liens on any of the Assets in connection with any failure (or alleged failure) by LIN to pay any Tax, and except as otherwise provided in this Agreement there are no unpaid or outstanding Taxes related to the Stations' Business or the Assets that will result in any liability to Buyer from or after the Closing.

        3.21 Financial Statements. Attached as Schedule 3.21 are true and complete copies of the unaudited consolidated balance sheets of each of Operating Seller and License Seller for the period from April 1, 2002 through October 31, 2002, and the related consolidated statements of income for such periods. Such financial statements are in accordance with the books and records of Sellers, have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial condition of the Sellers as of the date indicated and the results of Sellers' operations and changes in cash flows for the period then ended, except for the absence of footnote disclosures and other normal year-end adjustments which, in the aggregate, will not be materially adverse.

        3.22    No Other Representations and Warranties.

                (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 3, (i) BUYER UNDERSTANDS AND AGREES THAT THE ASSETS ARE BEING SOLD, ASSIGNED, CONVEYED, TRANSFERRED AND DELIVERED TO BUYER IN "AS

IS" CONDITION, AND (ii) LIN MAKES NO OTHER WARRANTY WITH RESPECT TO THE ASSETS, INCLUDING (A) ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AND (B) ANY WARRANTY AS TO THE OPERATING CONDITION OR ADEQUACY OF REPAIR OF ANY OF THE ASSETS OR THE WORKING ORDER OR SOUNDNESS OF ANY OF THE ASSETS, INCLUDING IN RESPECT OF ANY BUILDING, TOWER OR OTHER IMPROVEMENT INCLUDED WITHIN THE ASSETS.

                (b) Except for the representations and warranties contained in this Agreement, subject to and qualified by LIN's disclosure schedules, and in any certificates required to be delivered by LIN pursuant hereto or in connection herewith, neither LIN nor any Person acting for LIN makes any representation or warranty, express or implied, and LIN hereby disclaims any such representation or warranty, whether by LIN or any of its officers, directors, employees, agents, representatives, Affiliates or any other Person, with respect to the execution, delivery or performance by LIN of this Agreement or with respect to the transactions contemplated hereby, notwithstanding the delivery to Buyer or any of its officers, directors, employees, agents, representatives, Affiliates or any other Person of any documentation or other information by LIN or any of its officers, directors, employees, agents, representatives, Affiliates or any other Person with respect to any one or more of the foregoing.

               SECTION 4 - REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to LIN as follows:

        4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, on the Closing Date, will be duly qualified to conduct business in each jurisdiction in which such qualification is necessary for Buyer to own the Assets and operate the Stations and conduct the Stations' Business. Buyer has the requisite power and authority to (a) execute, deliver and perform this Agreement and consummate the transactions contemplated hereby and (b) own the Stations' Assets and, subject to obtaining the FCC Consent, the FCC Licenses. Buyer has no subsidiaries.

        4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

        4.3 Absence of Conflicting Agreements and Required Consents. Subject to the receipt of the FCC Consent, the execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time or both): (a) do not require the consent of any other Person; (b) will not conflict with any applicable organizational and governing documents of Buyer; and (c) will not conflict in any material respect with, result in a material breach of or constitute a material default under any

Applicable Law or any material contract or agreement to which Buyer is a party or by which Buyer may be bound.

        4.4 Buyer Qualifications. Buyer in good faith believes that it is legally, financially and otherwise qualified to acquire and own the Stations and operate the Stations' Business under all applicable federal, state and local laws, rules and regulations, including the Communications Act and the rules, regulations and policies of the FCC. Neither Buyer nor any party with an attributable interest in Buyer has filed any applications to acquire any station in the same market as the Stations which would result in Buyer or persons with an attributable interest in Buyer owning or seeking to acquire interests in a greater number of stations in such market than is permitted under the FCC's multiple ownership rules, and between the date hereof and the Closing neither Buyer nor any party with an attributable interest in Buyer will file any such application. To the Best Knowledge of Buyer, the filing of the Assignment Application will not require any waiver of the FCC's rules, regulations and policies with respect to Buyer.

        4.5 Litigation. There is no action, suit, proceeding or investigation pending, or to Buyer's Best Knowledge threatened, against Buyer, at law or in equity, in any court or before or by any Governmental Authority that questions or challenges the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement, or that could have a material adverse effect on the business, assets and properties of Buyer taken as a whole. Except as set forth in Schedule 4.5, Buyer is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

        4.6 Bankruptcy. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer are pending or, to Buyer's Best Knowledge, threatened, and Buyer has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

        4.7 No Broker. Neither Buyer nor any other Person acting on behalf of Buyer has incurred any liability for any finders' or brokers' fees or commissions in connection with this Agreement or the transactions contemplated hereby.

        4.8 Disclaimer. Buyer disclaims any reliance upon any statements or representations made by LIN or any of their respective officers, directors, employees, agents, representatives, Affiliates or any other Person, except as expressly provided herein. Buyer agrees to accept the Assets and comply with its obligations under this Agreement without regard to the condition of the Stations' Assets.

             SECTION 5 - OPERATION OF THE STATIONS PRIOR TO CLOSING

        5.1 Generally.

                (a) During the period commencing on the date hereof and ending on the earlier of the Closing Date or the Termination Date, and except as otherwise provided in the Local Marketing Agreement, LIN shall operate and control the Stations in all material respects in the ordinary course of business (except where such conduct would conflict with the other covenants set forth in this Section 5.1 or with LIN's other obligations under this Agreement) and in accordance with the covenants contained in this Section 5.

                (b) Subject to the provisions of the Local Marketing Agreement, Operating Seller shall maintain the Stations' Assets in the condition of such facilities and equipment as of the date hereof, maintain inventory of supplies, parts and other materials and keep books of account, records and files, in each case in the ordinary course of business consistent with past practice and to the extent commercially reasonable if LIN were continuing to own and operate the Stations as operated as of the date hereof.

                (c) License Seller shall continue to operate and control the FCC Licenses in accordance with the terms thereof in all material respects and in compliance in all material respects with all Applicable Laws, including all FCC rules and regulations. License Seller shall execute and file promptly all necessary applications for renewal of the FCC Licenses and timely file with the FCC all required reports and pay all required annual regulatory fees for the operation of the Stations. License Seller will deliver to Buyer, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC related to the Stations which are filed prior to the Closing Date.

                (d) Prior to the Commencement Date, except as otherwise expressly permitted by any provision of this Section 5, LIN shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld, do any of the following:

                        (i) except with respect to the implementation of digital broadcasting, apply to the FCC for any construction permit that would restrict the Stations' operations or make any material change in the Assets that is not in the ordinary course of business, except when such change is necessary to maintain or continue the transmission of the Stations' signals at substantially the same power and strength and interference level as transmitted on the date hereof;

                        (ii) except with respect to the Contracts described on Schedule 3.11 as subject to renegotiation as of the date of this Agreement, enter into, renew, terminate, amend or modify any Contract that would be binding on LIN (or the Buyer pursuant to its assumption of such Contract) after the Closing Date, except any such Contract or Contracts that, in the aggregate, requires the payment by or on behalf of LIN of consideration consisting of not more than Fifty Thousand Dollars ($50,000.00) and will be subject to termination on thirty (30) days notice or be fully performed and satisfied prior to the one
(1) year anniversary thereof;

                        (iii) take or permit any entity under its control to take any actions that would result in the Assets being used in violation of any Applicable Law, nor omit to take any commercially reasonable action that is necessary to prevent the Stations from being operated or the Stations' Business from being conducted in violation of any Applicable Law, except for such actions or omissions that would not have a Material Adverse Effect;

                        (iv)    except as required by law or existing contract,
(A) hire any employee except in the ordinary course of business, (B) enter into, renew, amend or modify any contract of employment, collective bargaining agreement or other labor contract or (C) permit any increases in the compensation of any employee of Operating Seller employed in connection with the Stations' Business except in accordance with past practices;

                        (v) create, assume or permit to exist any Liens upon any of the Assets except for Permitted Liens and Liens that will be discharged prior to or on the Closing Date; or

                        (vi) except in the ordinary course of business, (A) sell, assign, transfer, lease or otherwise dispose of any of the Assets, except where no longer used in the Stations' Business or in connection with the acquisition of replacement property of equivalent kind and use, or (B) cancel any Debt owed to LIN related to the Stations' Business.

                (e) During the period between the Commencement Date and the Closing Date, except as otherwise expressly permitted by the Local Marketing Agreement or any provision of this Section 5, LIN shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld, do any of the following:

                        (i) except with respect to the implementation of digital broadcasting, apply to the FCC for any construction permit that would restrict the Stations' operations or make any material change in the Assets that is not in the ordinary course of business, except when such change is necessary to maintain or continue the transmission of the Stations' signals at substantially the same power and strength and interference level as transmitted on the date hereof;

                        (ii) except with respect to the Contracts described on Schedule 3.11 as subject to renegotiation as of the date of this Agreement, enter into, renew, terminate, amend or modify any Contract that would be binding on LIN (or the Buyer pursuant to its assumption of such Contract) after the Closing Date;

                        (iii) take or permit any entity under its control to take any actions that would result in the Assets being used in violation of any Applicable Law, nor omit to take any commercially reasonable action that is necessary to prevent the Stations from being operated or the Stations' Business from being conducted in violation of any Applicable Law, except for such actions or omissions that would not have a Material Adverse Effect;

                        (iv) collect Accounts Receivable unless the proceeds of such collection are remitted to Buyer within five (5) days of such collection;

                        (v)     except as required by law or existing contract,
(A) hire any employee except in the ordinary course of business, (B) enter into, renew, amend or modify any contract of employment, collective bargaining agreement or other labor contract or (C) permit any increases in the compensation of any employee of Operating Seller employed in connection with the Stations' Business except in accordance with past practices;

                        (vi) create, assume or permit to exist any Liens upon any of the Assets except for Permitted Liens and Liens that will be discharged prior to or on the Closing Date; or

                        (vii) except in the ordinary course of business, (A) sell, assign, transfer, lease or otherwise dispose of any of the Assets, except where no longer used in the Stations'

Business or in connection with the acquisition of replacement property of equivalent kind and use, or (B) cancel any Debt owed to LIN related to the Stations' Business.

                (f) The expiration by their terms of any Assumed Contracts to which Operating Seller is a party prior to the Closing shall not be deemed a violation of this Section 5.1.

                (g) Nothing in this Section 5 is intended to modify or amend the rights and obligations of the parties under the Local Marketing Agreement, and LIN shall have no liability under this Section 5 for any act or omission of Buyer pursuant to the Local Marketing Agreement.

                (h) Prior to the Closing Date, LIN will deliver copies of all Contracts entered into by LIN with respect to the Stations' Business between the date of this Agreement and the Closing Date.

                (i) Whenever, pursuant to Section 5.1(d) or (e) hereof, LIN shall request the consent of Buyer, the request shall be sent in writing to Buyer in accordance with Section 11.2 hereof and Buyer's consent to such request shall not be unreasonably withheld.

        5.2 Access to Information. During the period commencing on the date hereof and ending on the earlier to occur of the Closing or termination of this Agreement, LIN shall give Buyer and its employees and other authorized representatives, during normal business hours and with reasonable prior notice, access to the Assets and to all personnel, properties, books, records and documents of the Stations for the purpose of audit and inspection, and shall reasonably cooperate with any such audit or inspection, and will furnish or cause to be furnished to Buyer or its authorized representatives, upon reasonable notice, all information with respect to the Stations' Business that Buyer may reasonably request.

        5.3 Insurance. LIN shall maintain the existing insurance policies on the Stations' Asses or other policies providing substantially similar coverages until the Closing Date.

        5.4     Financial Information. LIN shall furnish Buyer, within thirty
(30) days after the end of each month ending between the date of this Agreement and the Closing Date, an unaudited balance sheet and statement of income and expense for the Stations and such other financial information prepared by LIN as Buyer may reasonably request.

        5.5     Updated Schedules.

                (a) LIN shall promptly disclose in writing to Buyer, and Buyer shall promptly disclose in writing to LIN, any information contained in its respective representations and warranties or LIN's schedules hereto which, because of an event occurring after the date of this Agreement, is incomplete or is no longer correct as of all times after the date of this Agreement and until the Closing Date. Any such disclosure shall be in the form of an updated Schedule, marked to reflect the new or amended information.

                (b) In the event LIN makes any such disclosure prior to the Closing, such disclosure shall not be deemed to amend the representations and warranties of LIN or LIN's schedules hereto, and shall not be deemed to limit or otherwise affect the rights of Buyer pursuant to Section 9.1 hereof; provided, however, that if the Buyer proceeds to Closing notwithstanding such disclosures and otherwise in accordance with the provisions of this Agreement, the disclosures made by LIN pursuant to this Section 5.5 shall be deemed to amend and supplement the representations and warranties of LIN and LIN's disclosure schedules hereto and shall be incorporated herein by reference effective as of the Closing, and in such event Buyer shall not have the right to be indemnified for any matter contained in such disclosure.

        5.6 Notice of Certain Matters. LIN shall give prompt written notice to Buyer and Buyer shall give prompt written notice to LIN of any failure of LIN or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        5.7 Notice of Proceedings. LIN and Buyer shall promptly notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or the transactions contemplated hereby. LIN and Buyer will each use commercially reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against it so as to permit the prompt consummation of the transactions contemplated hereby. LIN shall notify Buyer promptly of any material action filed or threatened against the Stations or the Assets.

        5.8 Access to Books and Records. LIN shall provide Buyer access to and the right to copy for a period of three (3) years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide LIN access and the right to copy for a period of three (3) years after the Closing Date any books and records relating to the Assets that are included in the Assets.

        5.9 Further Assurances. From and after the Closing, each party shall from time to time, at the request of any other party and without further cost or expense to such requesting party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order more effectively to carry out this Agreement and the other agreements specified in this Agreement and to vest in the Buyer good and marketable title to the Assets.

        5.10 Employees. Buyer shall offer employment as of the Closing Date to each Employee other than those Employees identified on Schedule 5.10 (the Employees accepting employment with Buyer, the "Transferred Employees"). Notwithstanding anything to the contrary contained herein, unless otherwise provided under the terms of a written employment or collective bargaining agreement, each Transferred Employee shall be employed by Buyer on an at will basis and nothing shall prohibit Buyer from terminating such employment at any time after the Closing.

        5.11 Welfare Plans. Buyer shall (a) waive or cause to be waived all limitations as to preexisting conditions (to the extent required by Applicable
Law), exclusions and waiting
periods with respect to participation and coverage requirements applicable to the Transferred Employees under any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) that such employees may be eligible to participate in after the Closing Date and (b) provide or cause to be provided to each Transferred Employee credit for any co-payment and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any such plans that such employees are eligible to participate in after the Closing Date.

        5.12 Past Service Credit. Buyer agrees that, with respect to all of the employee benefit programs and arrangements covering or otherwise benefiting any of the Transferred Employees on or after the Closing Date, service with Operating Seller shall be included for purposes of determining any period of eligibility to participate or to vest in benefits under such programs and arrangements (but not for benefit accrual or any other purpose under such programs or arrangements).

        5.13 WARN Act. Buyer and LIN agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated under the Agreement and, if such notices are required, to provide such notice in a manner that is reasonably satisfactory to each of the parties hereto.

        5.14 Receipts and Disbursements. In the event that Buyer receives any payment subsequent to the Closing Date properly payable to LIN in connection with the Excluded Assets or otherwise, such payment shall promptly be the property of, and shall be forwarded and remitted to, LIN. In the event that LIN receives any payment subsequent to the Closing Date properly payable to Buyer in connection with the Assets or otherwise, such payment shall promptly be the property of, and shall be forwarded and remitted to, Buyer.

                  SECTION 6 - SPECIAL COVENANTS AND AGREEMENTS

        6.1     FCC Consent.

                (a) The assignment of the FCC Licenses from License Seller to Buyer as contemplated by this Agreement is subject to the prior consent and approval of the FCC.

                (b) Within ten (10) Business Days after the date hereof, LIN and Buyer shall prepare and thereafter shall promptly file with the FCC the Assignment Application. The FCC filing fees shall be paid one-half by Buyer and one-half by LIN. The parties shall thereafter prosecute the Assignment Application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable. Each party will promptly provide to the other party a copy of any pleading, order or other document served on them relating to such Assignment Application. LIN shall comply with all Applicable Laws regarding public notice of the Assignment Application.

                (c) Each party agrees to comply with any condition imposed on it by any FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties or covenants hereunder or (ii) compliance with the condition would have a material adverse effect upon it. Buyer and LIN shall oppose any petitions to deny or other objections filed with respect to the application for any FCC Consent and any requests for reconsideration or review of any FCC Consent.

                (d) If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither party shall have terminated this Agreement under Section 9 hereof, the parties shall jointly request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 9 hereof.

        6.2 Third Party Consents. LIN shall use all reasonable efforts and Buyer shall cooperate in all reasonable respects with LIN to obtain any third party consent or approval required pursuant to any Assumed Contracts as a result of the purchase and sale of the Assets as contemplated herein. If such a consent is not obtained, or if an attempted assignment of such an Assumed Contract be ineffective, LIN shall use all reasonable efforts to provide Buyer the benefits of any such Assumed Contract and, to the extent Buyer is provided with the benefits of such Assumed Contract, Buyer shall perform or discharge on behalf of LIN the obligations and liabilities under such Assumed Contract in accordance with the provisions thereof. In addition to Buyer's obligation pursuant to the foregoing sentence, as to any Assumed Contract that is not effectively assigned to Buyer as of the Effective Time but is thereafter effectively assigned to Buyer, Buyer shall, from and after the effective date of such assignment, assume, and shall thereafter pay, perform and discharge as and when due, all liabilities and obligations of LIN arising under such Assumed Contract.

        6.3     Confidentiality.

                (a) Neither party will use or disclose to any other Person (except as may be necessary for the consummation of the transactions contemplated hereby, or as required by Applicable Law, and then only with prior notice to the other party hereto) this Agreement or the Local Marketing Agreement or any information received from the other party hereto or their agents in the course of investigating, negotiating and performing the transactions contemplated by this Agreement or the Local Marketing Agreement; provided, however, that each party may disclose such information to such party's officers, directors, employees, lenders, advisors, attorneys, accountants and financial advisors who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information. Nothing shall be deemed to be confidential information that: (i) is already in such party's possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party hereto or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by such party or such party's officers, directors, employees, lenders, advisors, attorneys or accountants, or (iii) becomes available to such party on a nonconfidential basis from a source other than another party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party hereto or another party, or (iv) is developed independently by either party without resort to the confidential information of the other party. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all information, including all documents, work papers and other written confidential material, obtained by such party from the other party in connection with the transactions contemplated by this Agreement. The covenant contained in this Section 6.3(a) shall survive for a period of five
(5) years from the earlier of the Closing Date or the date in which this Agreement is terminated pursuant to Section 9.

                (b) No party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which shall not be withheld unreasonably; provided, however, that nothing contained in this Agreement shall prevent any party, after notification to the other party, from making any filings with governmental authorities that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                (c) Notwithstanding clauses (a) and (b) of this Section 6.3, each of LIN and Buyer shall be permitted to disclose this Agreement and the Local Marketing Agreement (including the terms thereof) to the extent such disclosure (i) is required in connection with a public offering of securities by
(A) LIN, Buyer or any of their Affiliates or (B) Nexstar Broadcasting Group, L.L.C., or any of its subsidiaries or (ii) is required in connection with any regulatory filing or other filing required to be made with a Governmental Authority by any of the foregoing parties.

        6.4 Cooperation. Buyer and LIN shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and LIN shall execute such other documents as may be necessary or desirable to implement and consummate this Agreement, and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations under this Agreement.

        6.5 Control of the Stations. Prior to the Closing Date, Buyer shall not, directly or indirectly, control, supervise or direct or attempt to control, supervise or direct, the operations of the Stations; those operations, including complete control and supervision of all of the Stations' employees and policies, shall be the sole responsibility of LIN.

        6.6 Local Marketing Agreement. At or prior to the date of this Agreement, Buyer and Operating Seller shall enter into the Local Marketing Agreement.

        6.7 Release of Liens. Except for Permitted Liens, at or prior to the Closing, LIN shall obtain the release of any Liens on the Assets and shall duly file releases or terminations of all such Liens with any Governmental Authority with whom evidence of such Lien has previously been filed.

        6.8     Real Estate Matters.

                (a) Prior to the Closing, Sellers will reasonably cooperate with Buyer so that Buyer may obtain, for the benefit of and at the sole cost of Buyer, all documents reasonably required (including estoppel certificates, owner's affidavits, indemnities and GAP undertakings) for a final commitment for an ALTA Owners Policy of Title Insurance, as the case may be, Form B-1970 (or if not reasonably attainable, 1992 Form), for each parcel of Real Property owned by Operating Seller, issued by a title insurer designated by Buyer (the "Title Insurer"), in such amount as Buyer reasonably determines to be the fair market value thereof, insuring the Buyer's interest in such parcel, subject only to the Permitted Liens, and with such other endorsements and other terms and conditions as Buyer may reasonably request.

                (b) At Buyer's request, Sellers will reasonably cooperate with Buyer so that Buyer may procure for the benefit of and at the sole cost of Buyer, in preparation for the Closing, current surveys of each parcel of Owned Real Property disclosing no survey defects or encroachments which materially interfere with the current business and operation of the Station, prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may reasonably require as a condition to the removal of any survey exceptions from the commitment for the title insurance policy described in Section 6.10(a), and certified to Buyer, Buyer's lenders and the Title Insurer, in a form sufficient to permit the issuance of the title policies described in Section 6.8(a).

             SECTION 7 - CONDITIONS TO OBLIGATIONS OF BUYER AND LIN

        7.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto at the Closing are subject to the satisfaction or waiver by each party on or prior to the Closing Date of each of the following conditions:

                (a)     The License Seller shall be the holder of all FCC
Licenses.

                (b) The FCC Consent shall have been granted and shall, at Closing be a Final Order and in full force and effect.

                (c) No injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                (d) Except for governmental investigations relating to high definition television or the broadcast industry generally, there shall be no claim, suit, action or other proceeding pending or threatened before or by any court, governmental agency, arbitrator or other entity against any of the parties to this Agreement that makes it reasonably likely to be unlawful to consummate the Closing.

                (e)     All Required Consents shall have been obtained.

If any of the conditions set forth in this Section 7.1 have not been satisfied prior to or at the Closing, the parties may (without waiving any other right or remedy under this Agreement or the Local Marketing Agreement) in their sole discretion waive any such condition (other than as set forth in Section 7.1(b)) and elect to proceed with the consummation of the transactions contemplated hereby.

        7.2 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

                (a) All representations and warranties of LIN contained in this Agreement, if specifically qualified by materiality, shall be true and accurate in all respects, and, if not so qualified, shall be true and accurate in all material respects, at and as of the Closing Date as though made at and as of that time except (i) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates and (ii) for changes that are expressly permitted or contemplated pursuant to this Agreement or (iii) where the consequence of the matter set forth in such one or more representations and warranties having failed to be true and accurate as of the date when made, whether on the Closing Date or on such earlier specified date, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

                (b) LIN shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                (c) All Liens (other than Permitted Liens) on the Assets shall have been released as provided in Section 6.7.

                (d) There shall not have been any modification of any FCC License that could have a Material Adverse Effect. No proceeding shall be pending the effect of which is reasonably likely to be the revocation, cancellation, failure to renew, suspension or adverse modification of any FCC License.

                (e) LIN shall have made or stand willing to make all the deliveries to Buyer described in Section 8.3.

If any of the conditions set forth in this Section 7.2 have not been satisfied prior to or at the Closing, Buyer may (without waiving any other right or remedy under this Agreement or the Local Marketing Agreement) in its sole discretion waive any such condition and elect to proceed with the consummation of the transactions contemplated hereby.

        7.3 Conditions to Obligations of LIN. All obligations of LIN at the Closing hereunder are subject at LIN's option to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

                (a) All representations and warranties of Buyer contained in this Agreement, if specifically qualified by materiality, shall be true and accurate in all respects, and, if not so qualified, shall be true and accurate in all material respects, at and as of the Closing Date as though made at and as of that time except (i) any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates, or (ii) changes are permitted or contemplated pursuant to this Agreement.

                (b) Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                (c) Buyer shall have made or stand willing to make all the deliveries described in Section 8.4.

If any of the conditions set forth in this Section 7.3 not been satisfied prior to or at the Closing, Buyer may (without waiving any other right or remedy under this Agreement or the Local Marketing Agreement) in its sole discretion waive any such condition and elect to proceed with the consummation of the transactions contemplated hereby.

                   SECTION 8 - CLOSING AND CLOSING DELIVERIES

        8.1     Closing.

                (a) Subject to the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the condition is imposed) on the date scheduled for Closing of the conditions described in
Section 7 hereof, the parties hereto shall be obligated to consummate the transactions contemplated hereby at the Closing, which shall take place at 10:00 a.m., Washington, D.C. time, on a date not less than ten (10) Business Days nor more than thirty (30) Business Days following the date the FCC Consent becomes a Final Order as Buyer shall specify in writing to LIN at least five (5) Business Days in advance or, if Buyer fails to so specify, on the last date provided for in the foregoing (the "Closing Date").

                (b) The risk of any loss, damage, impairment, confiscation or condemnation of any of the Stations' Assets from any cause whatsoever shall be borne by LIN at all times prior to the Closing. If any damage or destruction of any of the Stations' Assets or any other event occurs prior to Closing which
(i) causes either of the Stations to cease broadcasting operations for a period of five (5) or more consecutive days or (ii) prevents in any material respect signal transmission by either of the Stations in the normal and usual manner, and LIN fails to restore or replace the Stations' Assets so that normal and usual transmission is resumed within ten (10) Business Days of the damage, destruction or other event, Buyer, in its sole discretion, may (A) terminate this Agreement by providing written notice to LIN no later than five (5) Business Days following the end of the period specified in clause (i) or (ii) above, as applicable, or (B) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Stations' Assets after the Closing Date, in which event (1) LIN shall deliver to Buyer all insurance proceeds received by LIN in connection with such damage, destruction or other event, and (2) Buyer shall not be entitled to any other compensation, including any payment pursuant to Section 10 hereof, with respect to the Stations' Assets so damaged or destroyed. To the extent necessary to accomplish any of the foregoing, LIN shall, at Closing, and thereafter LIN shall, as reasonably necessary, execute and deliver to Buyer all required proofs of loss, assignments of claims and other similar items.

                8.2 Closing Place. The Closing shall be held at the offices of Covington & Burling, 1201 Pennsylvania Avenue, N.W., Washington, D.C. 20004, or any other place that is agreed in writing by Buyer and LIN.

                8.3 Deliveries by LIN. Prior to or on the Closing Date, LIN shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                (a) Duly executed assignments and other conveyancing documents that are sufficient to convey and vest good and, in the case of owned Real Property, marketable title in and to the Assets to Buyer, free and clear of all Liens, except for Permitted Liens. Such documents shall include, but shall not be limited to, the following:

                        (i) Assignment and Assumption Agreement in a form reasonably acceptable to the parties;

                        (ii) Assignment and Acceptance Agreement of the FCC Licenses in a form reasonably acceptable to the parties;

                        (iii) special warranty deeds (the "Deeds") in recordable form conveying fee simple title to all Real Property free and clear of all Liens other than Permitted Liens; and

                        (iv) a Bill of Sale in a form reasonably acceptable to the parties.

                (b) A copy all instruments evidencing the Required Consents and any other consents received;

                (c) A certificate, dated as of the Closing Date, executed by LIN, certifying to the fulfillment of the conditions set forth in Sections 7.2(a) and (b);

                (d) A financing statement or other documentation in a form reasonably acceptable to Buyer evidencing the discharge and release of any Liens (other than Permitted Liens) on the Assets; and

                (e) Such other documents as may reasonably be requested by Buyer.

        8.4 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to LIN the following, in form and substance reasonably satisfactory to LIN and its counsel:

                (a)     The payment required by Section 2.3(b);

                (b) Appropriate assumption and acceptance agreements pursuant to which Buyer shall assume and undertake to perform LIN's obligations under the Assumed Contracts and under the FCC Licenses to the extent such obligations arise after Closing;

                (c) A certificate, dated as of the Closing Date, executed on behalf of Buyer by the President of Buyer, certifying to the fulfillment of the conditions set forth in Sections 7.3(a) and (b); and

                (d) Such other documents as may be reasonably requested by LIN.

                             SECTION 9 - TERMINATION

        9.1 Termination of Agreement. This Agreement may be terminated only as follows:

                (a) at any time by mutual written consent of LIN, on the one hand, and Buyer, on the other;

                (b) at any time after the date determined for the Closing in accordance with Section 8.1(a) and before the Termination Date,

                        (i) by LIN, by written notice to the Buyer, if each condition set forth in Sections 7.1, 7.2 and 7.3 has been satisfied (or will be satisfied by the delivery of documents by the parties at or prior to the Closing) or waived in writing on such date and the Buyer has nonetheless failed to consummate the Closing;

                        (ii) by the Buyer, by written notice to LIN, if each condition set forth in Sections 7.1, 7.2 and 7.3 has been satisfied (or will be satisfied by the delivery of documents by the parties prior to the Closing) or waived in writing on such date and LIN has nonetheless failed to consummate the Closing;

                (c) by Buyer (i) in the event of a breach by LIN of any representation, warranty, covenant or other obligation contained herein that (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or (ii) in the event of a breach by LIN of any covenant or obligation contained in the Local Marketing Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; provided, however, that the Buyer is not then in default or breach in any material respect of its obligations under this Agreement or the Local Marketing Agreement;

                (d) by LIN (i) in the event of a breach by Buyer of any representation, warranty, covenant or other obligation contained herein that (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.3 and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or (ii) in the event of a breach by Buyer of any covenant or obligation contained in the Local Marketing Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; provided, however, that LIN is not then in default or breach in any material respect of its obligations under this Agreement or the Local Marketing Agreement;

                (e) by any party, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (including the denial of the FCC Consent by Final Order);

                (f) by Buyer, in the event that LIN becomes or is declared insolvent or bankrupt, makes an assignment for the benefit of all or substantially all of its creditors, enters into an agreement for the composition, extension or readjustment of all or substantially all or of its obligations, or becomes the subject of any proceeding related to its liquidation or insolvency or for the appointment of a receiver or similar officer and such proceeding is not dismissed within sixty (60) days;

                (g) by LIN, in the event that Buyer becomes or is declared insolvent or bankrupt, makes an assignment for the benefit of all or substantially all of its creditors, enters into an agreement for the composition, extension or readjustment of all or substantially all or of its obligations, or becomes the subject of any proceeding related to its liquidation or insolvency or for the appointment of a receiver or similar officer and such proceeding is not dismissed within sixty (60) days; or

                (h) by either party after the Termination Date except if the failure to close the transactions contemplated hereby prior to the Termination Date is a result of any breach of this Agreement or the Local Marketing Agreement by the terminating party.

        9.2     Procedure and Effect of Termination.

                (a) In the event of termination of this Agreement by any party or parties pursuant to Section 9.1, written notice thereof shall be given promptly to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto, but subject to and without limiting any of the rights of the parties specified herein in the event a party is in default or breach in any material respect of its obligations under this Agreement. In the event that this Agreement is terminated pursuant to the terms and subject to the conditions hereof, upon the Termination Date:

                        (i) None of the parties hereto nor any of their respective partners, directors, officers, shareholders, employers, agents or Affiliates (each, a "Related Party") shall have any liability or further obligation to the other party or any of their respective Related Parties pursuant to this Agreement with respect to which termination has occurred, except for the obligations of LIN and Buyer (but not including LIN's or Buyer's Related Parties) as stated in Sections 6.3 and 10 and this Section 9.2; and

                        (ii) All filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

                (b)     (i)     If this Agreement is terminated by Buyer
pursuant to Section 9.1(b)(ii), 9.1(c) or 9.1(f), LIN shall return the Initial Payment in full to Buyer without limitation of any other remedies available to Buyer.

                        (ii) If this Agreement is terminated by LIN pursuant to Section 9.1(b)(i), 9.1(d) or 9.1(g), LIN shall have the right to retain the Initial Payment as liquidated damages under this Agreement and not as a penalty, and such right shall be LIN's sole remedy at law or equity for Buyer's breach hereunder and in respect of termination of this Agreement. LIN and Buyer hereby agree that actual damages in such circumstances may be difficult to ascertain and that the Initial Payment is a fair and equitable amount to reimburse LIN for damages sustained due to Buyer's breach of this Agreement.

                        (iii) If this Agreement is terminated by either party pursuant to Section 9.1(a), 9.1(e) or 9.1(h), LIN shall have the right to retain a portion of the Initial Payment equal to the product of (A) the number of calendar days from the Commencement Date until the date of such termination and
(B) Three Thousand Three Hundred Dollars ($3,300.00) (the "LMA Payment") as consideration for entering into the Local Marketing Agreement during such period, and LIN shall return the remaining portion of the Initial Payment to Buyer; provided, however, that in no circumstances will the LMA Payment exceed the amount of the Initial Payment.

                (c) No later than five (5) days following the termination of this Agreement, LIN shall pay to Buyer all amounts required to be paid to Buyer pursuant to Section 9.2(b)(i) or 9.2(b)(iii) hereof, if applicable, by wire transfer of immediately available funds for credit to Buyer in accordance with wire transfer instructions provided by Buyer in writing (or by such other method of funds transfer as may be agreed upon by Buyer and LIN). With respect to any amounts owed by LIN pursuant to this Section 9.2(c), Buyer shall have the right to set-off any amounts it owes to LIN against any amounts owed to it by LIN, provided, that Buyer provides a reasonably detailed written accounting of any such offset made in connection with or in lieu of any payment required under this Section 9.2(c).

                (d)     If LIN fails to pay when due any amount under this
Section 9.2, interest on such amount will accrue from the date payment was due and be payable until paid at the per annum rate of the "prime rate" as published in the Money Rates column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) plus two percent (2%) and shall be payable upon demand.

        9.3 Attorneys' Fees. In the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party or parties of its reasonable legal fees and expenses (whether incurred in arbitration, at trial or on appeal).

            SECTION 10 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                         INDEMNIFICATION; CERTAIN REMEDIES

        10.1 Survival. The representations and warranties of Buyer and LIN contained herein shall survive the Closing (regardless of any investigation or inquiry of any party and even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) for a period of twelve (12) months after the Closing Date and shall terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty shall survive until the resolution of such claim; provided, however, that the representations and warranties set forth in Sections 3.3 and 3.14 shall survive in perpetuity. Any claim for indemnification in respect of a covenant or agreement of Buyer or LIN hereunder to be performed before the Closing shall be made before the date that is twelve
(12) months after the Closing Date. The covenants and agreements of LIN contained herein and to be performed to any extent after the Closing Date shall survive the Closing for a period of twelve (12) months after the Closing Date and shall terminate on such date and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the

Closing Date must be made on or before such date. The covenants and agreements of the parties contained herein shall survive the Closing Date until fully discharged and performed.

        10.2    Indemnification by LIN.

                (a) After the Closing, LIN hereby agrees to indemnify, defend and hold Buyer harmless against and with respect to, and shall reimburse Buyer for, any and all Damages which Buyer may suffer or incur, or become subject to, as a result of or in connection with:

                        (i) any breach or inaccuracy of any representation or warranty of LIN made in this Agreement, the Local Marketing Agreement or any certificate, document or instrument prepared by LIN and delivered to Buyer pursuant to the terms and subject to the conditions hereof or thereof;

                        (ii) any failure by LIN to carry out, perform or otherwise fulfill or comply with any covenant, agreement, undertaking or obligation of LIN under this Agreement;

                        (iii)   the Retained Liabilities; and

                        (iv) any suit, action or other proceeding brought by any Governmental Authority or any other Person arising out of, or related to, any of the matters referred to in the foregoing clauses (i) through (iii).

                (b) LIN's obligation to indemnify Buyer pursuant to Section 10.2(a)(i) (and Section 10.2(a)(iv) to the extent related to the matters described in Section 10.2(a)(i)) shall be subject to all of the following limitations:

                        (i) Buyer shall be entitled to indemnification only for those Damages arising with respect to any claim as to which Buyer has given LIN written notice within the appropriate time period set forth in Section 10.1 hereof for such claim.

                        (ii) No indemnification shall be required to be made by LIN until the aggregate amount of Damages of Buyer under Section 10.2(a)(i) (and Section 10.2(a)(iv) to the extent related to the matters described in Section 10.2(a)(i)) exceeds Seventy Five Thousand Dollars ($75,000.00), and then only with respect to the amount of such Damages in excess of Seventy Five Thousand Dollars ($75,000.00).

                        (iii) No indemnification shall be required to be made by LIN to the extent that the aggregate amount of Damages of Buyer under Section 10.2(a)(i) (and Section 10.2(a)(iv) to the extent related to the matters described in Section 10.2(a)(i)) exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00).

                        (iv) Following the Closing, the sole and exclusive remedy for Buyer for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement, the Assets or the operations of the Stations shall be a claim for indemnification pursuant to this Section 10 or
Section 11.7 (except in the case of fraud).

                        (v) No Related Party of LIN shall have (A) any personal liability to Buyer as a result of the breach of any representation, warranty, covenant or agreement of LIN contained herein or otherwise arising out of or in connection with the transactions contemplated hereby, the operations of the Stations or the Assets or (B) any personal obligation to indemnify Buyer for any of Buyer's claims pursuant to Section 10.2(a), and Buyer waives and releases and shall have no recourse against any of such Related Parties as a result of the breach of any representation, warranty, covenant or agreement of LIN contained herein or otherwise arising out of or in connection with the transactions contemplated hereby, the operation of the Stations or the Assets.

                (c) Solely for purposes of calculating the amount of any Damages that are subject to the indemnification obligations of LIN under this
Section 10.2, the representations, warranties, covenants and agreements of LIN set forth in this Agreement and the Local Marketing Agreement will be considered without regard to any materiality qualification set forth therein.

        10.3    Indemnification by Buyer.

                (a) After the Closing, Buyer hereby agrees to indemnify, defend and hold LIN harmless against and with respect to, and shall reimburse LIN for, any and all Damages which Buyer may suffer or incur, or become subject to, as a result of or in connection with:

                        (i) any breach or inaccuracy of any representation or warranty of Buyer made pursuant to the terms and subject to the conditions of this Agreement or the Local Marketing Agreement or any certificate, document or instrument prepared by Buyer and delivered to LIN pursuant to the terms and subject to the conditions hereof or thereof;

                        (ii) any failure by Buyer to carry out, perform or otherwise fulfill or comply with any covenant, agreement, undertaking or obligation of Buyer under this Agreement;

                        (iii) any suit, action or other proceeding brought by any Governmental Authority or any other Person arising out of, or related to, any of the matters referred to in the foregoing clauses (i) and (ii).

                (b) Buyer's obligation to indemnify LIN pursuant to Section 10.3(a) shall be subject to all of the following limitations:

                        (i) LIN shall be entitled to indemnification only for those Damages arising with respect to any claim as to which LIN have given Buyer written notice within the appropriate time period set forth in Section
10.1 hereof for such claim.

                        (ii) No Related Party of Buyer shall have (A) any personal liability to LIN as a result of the breach of any representation, warranty, covenant or agreement of Buyer contained herein or otherwise or (B) personal obligation to indemnify LIN for any of LIN's claims pursuant to Section 10.3(a), and LIN waives and releases and shall have no recourse against any one of such Related Parties as the result of the breach of any representation, warranty, covenant or agreement of Buyer contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of the Stations.

                (c) Solely for purposes of calculating the amount of any Damages that are subject to the indemnification obligations of Buyer under this
Section 10.3, the representations, warranties, covenants and agreements of Buyer set forth in this Agreement and the Local Marketing Agreement will be considered without regard to any materiality qualification set forth therein.

        10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, specifying the claim in reasonable detail and the amount thereof, estimated in good faith, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such claim shall be made. If the claim relates to an action, suit or proceeding filed by a third party against Claimant (a "Third Party Claim"), such notice shall be given by Claimant promptly after written notice of such action, suit or proceeding was given to Claimant; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure actually prejudices the Indemnifying Party.

                (b) With respect to any Third Party Claim, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party; provided, however, that the Indemnifying Party will not be entitled to assume control of a defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Claimant, (ii) the Claimant reasonably concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Claimant, (iii) the Claimant reasonably believes in good faith that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure Claimant's reputation or future business prospects (or, in the case of a claim by the Buyer, a Station's or a Seller's reputation or business prospects), or
(iv) upon petition by the Claimant, an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.

                (c) If the Indemnifying Party elects to assume control of the defense of any Third Party Claim, the Claimant shall have the right to participate in the defense of such claim at its own expense (except that the reasonable fees and expenses of Claimant incurred prior to the date the Indemnifying Party effectively assumes control of such defense will be borne by the Indemnifying Party). If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any Third Party Claim, then the Claimant may defend through counsel of its own choosing and (so long as it gives the Indemnifying Party at least ten (10) Business Days notice of the terms of any proposed settlement thereof and permits the Indemnifying Party to then undertake the defense thereof) may settle such claim, action or suit and may recover from the Indemnifying Party the amount of such settlement or of any judgment and the costs and expenses of such defense. The Indemnifying Party shall not compromise or settle any Third Party Claim without the prior written consent of the Claimant, which consent will not be unreasonably withheld, conditioned or delayed.

                (d) Subject to the limitations set forth herein and without expanding the total liability of Buyer or LIN hereunder, the indemnification rights provided in Section 10.2 and Section 10.3 shall extend to the Related Parties of any Claimant, except that for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such Related Parties shall be made by and through the Claimant.

                (e) Each party will treat all payments made pursuant to Sections 10.2 and 10.3 as adjustments to the Purchase Price for all purposes to the extent required by Applicable Law.

        10.5    Remedies Under Local Marketing Agreement. Nothing in this
Section 10 is intended to modify or amend the rights and remedies of the parties under the Local Marketing Agreement.

                           SECTION 11 - MISCELLANEOUS

        11.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives; provided, however, that all filing fees and other charges levied by any Governmental Authority in connection with the transactions contemplated by this Agreement shall be paid one half by Buyer and one half by LIN.

        11.2 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date sent by facsimile with receipt confirmed, the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt and (iv) addressed as follows:

                (a)     If to LIN:

                        LIN Television Corporation
                        Four Richmond Square
                        Suite 200
                        Providence, Rhode Island 02906
                        Attention: Denise M. Parent, Esq.
                        Telephone:  401-454-2880
                        Facsimile:  401-454-2817
                        with a copy to

                        Covington & Burling
                        1201 Pennsylvania Avenue, NW
                        Washington, D.C. 20004-2401
                        Attention: Eric D. Greenberg, Esq.
                        Telephone:  202-662-5193
                        Facsimile:  202-662-6291

                (b)     If to the Buyer:

                        Mission Broadcasting, Inc.
                        544 Red Rock Drive
                        Wadsworth, Ohio 44281
                        Attention: David S. Smith, President
                        Telephone: 330-335-8808
                        Facsimile: 330-336-8454

                        with a copy to

                        Drinker Biddle & Reath LLP
                        1500 K Street, N.W.
                        Suite 1100
                        Washington, D.C. 20005
                        Attention: Howard M. Liberman
                        Telephone: 202-842-8876
                        Facsimile: 202-842-8465

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

        11.3 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer shall be permitted to assign its right to purchase all or any portion of the Assets provided (a) such assignment does not require the consent of any Governmental Authority or result in any additional delay in the Closing and (b) Buyer shall remain liable for all of Buyer's obligations under this Agreement, including the payment of the Purchase Price. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to the immediately foregoing sentence, their respective successors and assigns.

        11.4 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time prior to, at and after the Closing Date, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the purchase and sale contemplated by this Agreement and the consummation of the other transactions contemplated hereby, including executing and delivering such documents as the other party may reasonably request in connection with the consummation of this Agreement and the consummation of the other transactions contemplated hereby.

        11.5 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of law rules, as though entered into by New York residents and to be performed entirely within the State of New York.

        11.6 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.6.

        11.7 Specific Performance. LIN acknowledges that the Stations and their businesses and operations are unique, and recognizes and affirms that in the event of a breach of this Agreement by LIN, monetary damages may be inadequate and the Buyer may have no adequate remedy at law. Accordingly, in the event of any such breach, the Buyer or its successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce its rights and LIN's obligations hereunder by an action or actions for specific performance, injunctive or other relief, without any requirement of proving actual damages or posting any bond or other security.

        11.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Applicable Law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

        11.9 Schedules, Exhibits and Other Agreements. The Schedules, Exhibits and other agreements specifically referred to in and delivered pursuant to, this Agreement are an integral part of it. Any disclosure that is made in any of the Schedules delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder.

        11.10 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, the Local Marketing Agreement and all documents, certificates and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and LIN with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented or changed except by an agreement in writing that is signed by the parties hereto.

        11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Each party hereto will receive by delivery or facsimile or other electronic transmission a duplicate original of the Agreement executed by each party, and each party agrees that the delivery of the Agreement by facsimile or other electronic transmission will be deemed to be an original of the Agreement so transmitted.

            [The Remainder Of This Page Is Intentionally Left Blank]

        IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the duly authorized officers of Buyer and LIN as of the date first written above.

LIN TELEVISION CORPORATION                MISSION BROADCASTING, INC.

By:      /s/ Deborah R. Jacobson          By:      /s/ David Smith
   ---------------------------------        -------------------------------
      Title:  Vice President                 Title:  Vice President

TVL BROADCASTING OF ABILENE, INC.

By:      /s/ Deborah R. Jacobson
   ---------------------------------
      Title:  Vice President

ABILENE BROADCASTING, LLC

By:      /s/ Deborah R. Jacobson
   ---------------------------------
      Title:  Vice President

                                    EXHIBIT A

                                  DEFINED TERMS

Accounts Payable means the obligation of Operating Seller as of the Commencement Time for amounts owing on open account to creditors of the Operating Seller for goods or services acquired or used by the Stations prior to the Commencement Time.

Accounts Receivable means the rights of Operating Seller as of the Commencement Time to payment for the sale of advertising time and other goods and services by the Stations prior to the Commencement Date, including all current assets of Operating Seller that are goods or services receivable arising under any Contract pursuant to which Operating Seller has sold or traded commercial air time of either of the Stations in consideration for any property or services in lieu of or in addition to cash.

Adjustment Report has the meaning ascribed thereto in Section 2.5(d).

Adjustment Settlement Date has the meaning ascribed thereto in Section 2.5(f).

Affiliate means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

Agreement has the meaning ascribed thereto in the preamble.

Allocation has the meaning ascribed thereto in Section 2.7.

Applicable Environmental Laws means any and all laws, statutes, regulations and judicial interpretations thereof of the United States, of any state in which the Stations' Assets, or any portion thereof, or the Stations' Business are located, and of any other government or quasi-government authority having jurisdiction, that relate to the prevention, abatement and elimination of pollution or protection of the environment, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act and the Hazardous Materials Transportation Act, together with all state statutes serving any similar or related purposes, as in effect on or prior to the date of this Agreement.

Applicable Law means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement, ruling or decision of, agreement with, or by a Governmental Authority.

Assets means, collectively, the Stations' Assets and the FCC Licenses.

Assignment Application means the application to be filed with the FCC in order to obtain the consent of the FCC to the assignment of the FCC Licenses from License Seller to Buyer.

Assumed Contracts means (i) all Contracts listed on Schedule 3.11; (ii) all other Contracts to which the Operating Seller or License Seller is a party related to the Stations' Business to the extent not required to be listed on
Schedule 3.11 pursuant to the exceptions set forth in Section 3.11; (iii) any Contracts entered into by Operating Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume; and (iv) other Contracts entered into by LIN between the date of this Agreement and the Closing Date in compliance with Section 5.1; provided, however, that Assumed Contracts shall in no event include Excluded Contracts or any Contracts that terminate between the date of this Agreement and the Closing Date.

Assumed Liabilities has the meaning ascribed thereto in Section 2.6(vi).

Best Knowledge, Knowledge of or Known to means that nothing has come to the attention of the Person to whom such knowledge is attributed that gives such Person actual knowledge of the existence or absence of any material information or fact bearing on the matter.

Business Day means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or is a day on which banking institutions located in New York City, New York are authorized or required by law or other governmental action to close.

Buyer has the meaning ascribed thereto in the preamble.

Claimant has the meaning ascribed thereto in Section 10.5(a).

Closing means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

Closing Adjustment Amount has the meaning ascribed thereto in Section 2.5(c).

Closing Adjustment Statement has the meaning ascribed thereto in Section 2.5(c).

Closing Date means the date on which the Closing occurs, as determined pursuant to Section 8.1.

Code means the Internal Revenue Code of 1986, as amended.

Commencement Date has the meaning ascribed thereto in the Local Marketing Agreement.

Commencement Time has the meaning ascribed thereto in the Local Marketing Agreement.

Communications Act means the Communications Act of 1934, as amended.

Contracts means all contracts, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which LIN Television, Operating Seller or License Seller is a party or that are binding upon any of LIN Television, Operating Seller or License Seller and that relate to or affect the Assets or the Stations' Business and are in effect on the date of this Agreement (or that are entered into after the date of this Agreement by LIN Television or either Seller with the consent of Buyer).

                                    Exhibit A
                                     Page 2

Control means having the power to direct the affairs of a Person by reason of either (i) owning or controlling the right to vote a sufficient number of shares of voting stock or other voting interest of such Person or (ii) having the right to direct the general management of the affairs of such Person by contract or otherwise.

Damages means all claims, demands, actions, causes of action, assessments, losses, investigations, proceedings, damages, penalties, fines, costs, payments, expenses and judgments, including interest and penalties and reasonable attorneys' fees, disbursements and expenses.

Debt means, with respect to any Person, (i) any indebtedness for borrowed money or deferred purchase price of property, whether or not evidenced by a note, bond or other instrument, (ii) obligations as lessee under capital leases; (iii) obligations secured by any Lien on any asset owned or held by such Person whether or not such Person has assumed or become liable for the obligations secured thereby; (iv) any obligation under any interest rate swap agreement (the principal amount of such obligation shall be deemed to be the notional principal amount on which such swap is based); and (v) obligations under direct or indirect guarantees (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii) or (iv) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Person's business and are not delinquent or are being contested in good faith by appropriate proceedings.

Deeds has the meaning ascribed thereto in Section 8.3(a)(iii).

Effective Time means 12:01 a.m., Abilene, Texas time, on the Closing Date.

Employees has the meaning ascribed thereto in Section 3.17(a).

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Excluded Assets shall have the meaning ascribed thereto in Section 2.2.

Excluded Contracts shall have the meaning ascribed thereto in Section 2.2(e).

FCC means the Federal Communications Commission.

FCC Consent means action by the FCC granting its consent to the Assignment Application and the consummation of the transactions contemplated thereby.

FCC Licenses means all licenses, permits, construction permits and other authorizations issued by or pending before the FCC necessary or useful for the operation of the Stations or the conduct of the Stations' Business (including the rights in and to the Stations' call signs).

Final Adjustments has the meaning ascribed thereto in Section 2.5(e).

Final Adjustment Statement has the meaning ascribed thereto in Section 2.5(f).

                                    Exhibit A
                                     Page 3

Final Order means an action by the FCC or other regulatory authority having jurisdiction (i) with respect to which action no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending and (ii) as to which the time for filing any such request, motion, petition, application, appeal or notice and for the entry of orders staying, reconsidering or reviewing on the FCC's or such other regulatory authority's own motion has expired.

Governmental Authority means any government, any governmental entity, department, commission, board, agency or instrumentality and any court, tribunal or judicial or arbitral body, whether federal, state or local.

Hazardous Material means any substance now or hereafter designated pursuant to
Section 307(a) and 311(b)(2)(A) of the federal Clean Water Act, 33 USCA Sections 1317(a), 1321(b)(2)(A), Section 112 of the federal Clean Air Act, 42 USCA
Section 3412, Section 3001 of the federal Resource Conversation and Recovery Act, 42 USCA Section 6921, Section 7 of the federal Toxic Substances Control Act, 15 USCA Section 2606, or Section 101(14) and Section 102 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USCA Sections 9601(14), 9602, as amended by the Superfund Amendments and Reorganization Act of 1986.

Indemnifying Party has the meaning ascribed thereto in Section 10.5(a).

Independent Auditor has the meaning ascribed thereto in Section 2.5(e).

Initial Payment has the meaning ascribed thereto in Section 2.3(a).

Intangibles means all copyrights, trademarks, trade names, service marks, service names, licenses, computer programs and computer license interests to the extent owned by and transferable by Operating Seller, patents, permits, jingles, proprietary information, technical information and data and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to or owned by Operating Seller or under which Operating Seller is licensed or franchised and that are used or useful in the Stations' Business, together with any additions thereto between the date of this Agreement and the Closing Date.

License Seller has the meaning ascribed thereto in the preamble.

Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind, whether statutory or otherwise, in respect of such asset.

LIN has the meaning ascribed thereto in the preamble.

LIN Television has the meaning ascribed thereto in the preamble.

LMA Payment has the meaning ascribed thereto in Section 9.2(b)(iii).

Local Marketing Agreement has the meaning ascribed thereto in the recitals.

                                    Exhibit A
                                     Page 4

Material Adverse Effect means (i) an adverse effect that is material to the Stations' Business and the Assets, taken as a whole, financially or otherwise,
(ii) an effect that creates a material limitation on the ability of the Buyer to conduct the business of the Stations as conducted immediately prior to the Closing or (iii) an effect that creates a limitation in the ability of Buyer to acquire valid and marketable title to the Assets free and clear of all Liens.

Operating Seller has the meaning ascribed thereto in the preamble.

Permitted Liens means (i) liens for Taxes not yet due and payable; (ii) landlord's liens and liens for property Taxes not delinquent; (iii) inchoate materialmens', mechanics', carriers', warehousemen's, landlords', workmen's, repairmen's, employees' or other like Liens arising in the ordinary course of business and for which payment is not overdue; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws; (v) restrictions or rights granted to Governmental Authorities under Applicable Law;
(vi) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount, or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or materially impair the conduct of the Stations' Business or the operation of the Stations; and (vii) any Liens disclosed in
Schedule 3.5 as indicated with a double asterisk.

Person means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership or other entity or organization.

Preliminary Adjustment Amount has the meaning ascribed thereto in Section
2.5(b).

Preliminary Adjustment Statement has the meaning ascribed thereto in Section 2.5(a).

Program Contracts has the meaning ascribed thereto in Section 2.4(b).

Program Payments has the meaning ascribed thereto in Section 2.4(b)(i).

Program Rights means all rights of Operating Seller existing as of the date of this Agreement to broadcast television programs or shows as part of the Stations' programming and for which Operating Seller is or will be obligated to compensate the vendor of such rights, including all film and barter agreements.

Purchase Price has the meaning ascribed thereto in Section 2.3(b).

Real Property means the real property owned in fee simple or leasehold by Operating Seller more particularly described on Schedule 3.8, and all buildings, improvements and fixtures thereon, all strips and gores, rights of way, easements, and strips and gores privileges and appurtenances pertaining thereto and any right, title and interest of Operating Seller in and to any street adjoining any portion of the Real Property, together with any additions thereto between the date of this Agreement and the Closing Date.

Related Party has the meaning ascribed thereto in Section 9.2(a)(i).

                                    Exhibit A
                                     Page 5

Required Consents means those consents listed on Schedule 3.3 and marked with a double asterisk.

Retained Liabilities has the meaning ascribed thereto in Section 2.6(b).

Seller has the meaning ascribed thereto in the Preamble.

Stations has the meaning ascribed thereto in the recitals.

Stations' Assets has the meaning ascribed thereto in Section 2.1(a).

Stations' Business means the businesses currently conducted by Operating Seller and License Seller with respect to the Stations, taken as a whole, including the Assets and operations thereof.

Tangible Personal Property means all machinery, equipment, tools, vehicles, furniture, office equipment, plant, inventory, spare parts and other tangible personal property owned or held by Operating Seller that is used or useful in the Stations' Business, together with any additions thereto between the date of this Agreement and the Closing Date.

Tax means any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding or other tax or governmental assessment, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Tax Return means any tax return, declaration of estimated tax, tax report or other tax statement or any other similar filing required to be submitted by LIN relating to the Stations to any governmental authority with respect to any Tax.

Termination Date means December 31, 2003.

Termination Time has the meaning ascribed thereto in the Local Marketing Agreement.

Third Party Claim has the meaning ascribed thereto in Section 10.4(a).

Title Insurer has the meaning ascribed thereto in Section 6.8(a).

Transferred Employee has the meaning ascribed thereto in Section 5.10.

TVL Acquisition Date means May 3, 2002.

WARN Act means the Worker Adjustment and Retraining Notification Act.

                                    Exhibit A
                                     Page 6